Exhibit 11.1

Securities Dealing Policy

Scope – This Securities Dealing Policy is relevant for:
Paysafe Business Unit	Paysafe entity	Paysafe location
All	All	All

Securities Dealing Policy

✓ We must all comply with the securities laws of the United States and all other applicable jurisdictions, no matter where we are based.

✓ These laws prohibit trading in the securities of a company while aware of “Material Non-Public” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities of a company to which such inside information relates. This includes any communication providing inside information on social media or other internal or external Internet platforms.

✓ Anyone found to have broken these securities laws may be subject to personal liability and could face significant fines and criminal penalties, including imprisonment.

✓ We have established various processes to protect our staff and Paysafe from any inappropriate use of such information. These include this Securities Dealing Policy with respect to trading in Paysafe’s securities (or those of another company that we may be working with). This is to protect Insiders and Paysafe from insider trading violations.

Securities Dealing Policy

✓ The Paysafe Limited Executives Officers, the Paysafe Limited Directors, members of the Senior Management Team and Operational Management Team as well as members of their families and certain other notified individuals and their families may only trade in the Company’s securities through an approved 10b5-1 plan or during an open Window Period, as applicable, provided such persons do not have access to Material Non-Public Information. Employees not subject to the Window Periods MUST still comply with this policy.

Securities Dealing Policy

Copyright © Paysafe

All rights reserved. This document and the information it contains or may be extracted from it, is subject to the terms and conditions of the agreement or contract under which the document was supplied to the recipient’s organisation.

None of the information contained in this document shall be disclosed outside of the recipient’s own organisation without prior written permission of Paysafe, unless the terms of such agreement expressly allow.

In the event of a conflict between this document and a relevant law or regulation, the relevant law or regulation shall be followed. If the document creates a higher obligation, it shall be followed as long as this also achieves full compliance with the law or regulation.

Use of language

Throughout this document, the words ‘may’, ‘should’ and ‘must’ when used in the context of actions of Paysafe or others, have specific meanings as follows:

(a) ‘May’ is used where alternatives are equally acceptable.

(b) ‘Should’ is used where a provision is preferred.

(c) ‘Must’ is used where a provision is mandatory.

Note that alternative or preferred requirements may be qualified by Paysafe in another referenced document.

Paysafe and the companies in which it directly or indirectly owns investments are separate and distinct entities. In this publication, however, the collective expression ‘Paysafe’ may be used for convenience where reference is made in general to those companies. Likewise, the words ‘we’, ‘us’, ‘our’ and ‘ourselves’ are used in some places to refer to Paysafe companies in general. These expressions are also used where no useful purpose is served by identifying any particular company or companies.

In this document, third party means any individual or organisation you come into contact with during the course of your work for us, and includes actual and potential clients, consultants, customers, suppliers, distributors, business contacts, agents, advisers, and government and public bodies, including their advisors, representatives and officials, politicians and political parties.

Summary:

This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information.

Securities Dealing Policy

Review and maintenance:

This Policy will be reviewed at least annually. The provisions of this Policy can be amended and supplemented from time to time by the Chief Legal & People Officer, subject to the approval of the Audit Committee.

Supporting Policy: Paysafe Code Global Conduct Policy Global Privacy Policy External Communications and Disclosure Policy

Document Approval
Policy Owner	Approved and Signed by	Signature
Elliott Wiseman Chief Legal & People Officer	Neda Sharifi, SVP Securities Counsel and Corporate Secretary

Securities Dealing Policy

TABLE OF CONTENTS

1	Introduction	7
2	Definitions	9
2.1	Family members	9
2.2	Material	9
2.3	Non-public information	10
2.4	Security or Securities	11
2.5	Trade or Trading	11
3	General Statement of Policy	11
4	Other prohibited transactions	13
4.1	No short sales, hedging or speculative transactions	13
4.2	Managed Accounts	13
5	Certain limited exceptions	14
6	Pre-clearance of Trades and Other Procedures	15
6.1	Applicability	15
6.2	Other Restricted Persons	15
6.3	Pre-Clearance Procedures	15
6.4	Window Periods	16
6.5	Others Subject to Windows - Senior Management Team, Operational Management Team and Certain Other Individuals	17
6.6	Special Blackouts	18
6.7	Notification of Window Periods	18
6.8	Hardship Exemptions	18
7	10b5-1 Plans/Margin Accounts and Pledges	19
7.1	10b5-1 Trading Plans	19
7.2	Margin Accounts and Pledges	21
8	Potential Criminal and Civil Liability and/or Disciplinary Action	22
8.1	Individual Responsibility	22
8.2	Controlling Persons	22
8.3	Potential Sanctions	23
8.3.1	Liability for Insider Trading and Tipping	23
8.3.2	Possible Disciplinary Actions	23
8.4	Questions and Violations	23
9	Confidentiality	24
10	Legal Effect of this Policy	24

Securities Dealing Policy

1 Introduction

Paysafe Limited, its subsidiaries and affiliates (together, the Company), their directors, officers, employees and all others who work for the Company whether as contractors or otherwise (together, the Company Personnel), family members of Company Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, together with Company Personnel, the Insiders) must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions.

US Federal, state and foreign securities laws prohibit certain persons who are aware of Material Non-Public Information about a company from: (i) trading in securities of that company (“insider trading”); or (ii) providing Material Non-Public Information to other persons who may trade on the basis of that information (“tipping”). This includes any communication providing inside information on social media or other internal or external Internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, certain Company Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage, or customers, partners, vendors or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company we do business with. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 8.0.

This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.

This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Chief Legal & People Officer.

Securities Dealing Policy

This Policy must be followed unless there are exceptional circumstances justifying a variation. Before deviating from this Policy, you must have received specific permission from the legal department.

A failure to follow this Policy could severely harm Paysafe’s reputation and may constitute a criminal offence. Any such failure may result in disciplinary action or termination for any employee found to have breached this Policy.

This Policy does not form part of any employee’s contract of employment or employment terms and we may amend it at any time. Any changes to this Policy must be approved by the Audit Committee of the Paysafe Limited Board of Directors (the “Committee”).

This Policy should be read together with:

• the External Communications and Disclosure Policy;

• the Global Conduct Policy;

• the Global Privacy Policy; and

•

The principles of this Policy align to our Open value and the core-competency of “displays high honesty and integrity”.the Paysafe Code.

This Policy applies to all Insiders, including all Company Personnel.

2 Definitions

2.1 Family members

For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Company personnel are responsible for the transactions of their family members and, therefore, should make them aware of the need to confer with you before they trade in the Company’s securities or securities of companies we do business with.

Securities Dealing Policy

2.2 Material

Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell, or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information may include, but are not limited to:

• quarterly or annual financial results;

• guidance on earnings estimates, significant variances in results from previous guidance, and changing or confirming such guidance on a later date or other projections of future financial performance;

• mergers, acquisitions, dispositions, tender offers, joint ventures, or changes in assets;

• significant developments with respect to products or technologies;

• significant developments regarding customers or suppliers, including the acquisition or loss of an important contract;

• changes in control or in Paysafe’s executive management team;

• significant changes in executive compensation policy;

• change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;

• financings and other events regarding the Company’s debt instruments and securities (e.g., defaults, calls of securities for redemption, refinancings, amendments, share repurchase plans, stock splits, public or private sales of securities, changes in dividends, and changes to the rights of securityholders);

• significant transactions in the Company’s securities by its equity holders (including Cannae, Blackstone, and CVC);

• significant write-offs;

Securities Dealing Policy

• significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;

• a significant disruption in the Company’s operations, or loss, potential loss, breach, or unauthorized access of the Company’s property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events; and

• impending bankruptcy, corporate restructuring, or receivership.

• Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were unrelated to the information.

2.3 Non-public information

For the purpose of this Policy, all Company information is “Non-Public” until three criteria have been satisfied:

• First, the information must have been widely disseminated by the Company. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in a press release distributed through a widely disseminated news or wire service, or it has been disclosed by the Company in a publicly available filing made with the SEC.

• Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.

• Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public.

Securities Dealing Policy

As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the New York Stock Exchange (“NYSE”) after the information is disseminated in a national news medium or disclosed in a filing with the SEC.

2.4 Security or securities

The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.

2.5 Trade or trading

The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan or election to participate in an employee stock purchase plan.

3 General statement of Policy

No Insider (which includes all Company Personnel) may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. It is the responsibility of the Insider to be certain that they do not have Material Non-Public Information when determining to trade.

No Insider may trade securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers, vendors, suppliers, or partners, when that information was obtained as a result of the Insider’s employment or relationship to the Company.

No Insider may disclose (“tip”) Material Non-Public Information to any other person (including friends and family members), and no Insider may make trading recommendations based on Material Non-Public Information.

No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms” or on social media platforms) that are of possible significance to the investing public unless it is part of the Insider’s job (such as investor relations) or the Insider has been specifically authorized to do so by the Company. If you comment on

Securities Dealing Policy

corporate developments, stock price movements, rumors, or disclose Material Non-Public Information to a third party, you must contact the Chief Legal & People Officer immediately.

In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the SVP Corporate Communications (media) or to the Head of Investor Relations (investors), who will handle them as required.

Certain Insiders may only trade in the Company’s securities during the four “Window Periods” that occur each fiscal year or in connection with an SEC-registered underwritten secondary offering of the Company. See Section 5.0. Certain of these persons must also only trade through an approved 10b5-1 plan or receive pre-approval prior to any transaction. See Section 6.0.

An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider, may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons, Other Restricted Persons (each as defined below), and Others Subject to Window (as defined below) until the opening of the first Window Period after termination of employment or other relationship with the Company if the individual terminates employment during a black out period. If you have specific questions regarding this Policy, what may constitute Material Non-Public Information, or applicable law, please contact the Chief Legal & People Officer.

4 Other prohibited transactions

4.1 No short sales, hedging, or speculative transactions

No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. No Company Personnel may engage in any transactions (including variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Securities Dealing Policy

4.2 Managed accounts

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in Company securities at any time.

5 Certain limited exceptions

The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:

• Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

• The exercise of stock options (including any net-settled stock option exercise) pursuant to our stock plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy.

• The withholding (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units, or shares subject to an option to satisfy tax withholding requirements.

• The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section 7.1.

• Sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.

• To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however,

Securities Dealing Policy

the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.

6 Pre-clearance of trades and other procedures

6.1 Applicability

Executive officers (as defined by the SEC rules) and Directors of Paysafe Limited, family members of executive officers and directors and trusts, corporations and other entities controlled by executive officers and directors of Paysafe Limited (collectively, “Permanent Restricted Persons”) generally must only effect transactions in the Company’s securities pursuant to a Rule 10b5-1 Plan approved by the Company, including any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest. See Section 7.

6.2 Other restricted persons

From time to time, the Company will notify persons that they are subject to the pre-clearance requirements set forth in Section 6.3 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the pre-clearance requirements set forth in Section 6.3 unless otherwise notified in writing by the Chief Legal & People Officer. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 6.3.

6.3 Pre-clearance procedures

Other Restricted Persons should submit a request for pre-clearance to the Chief Legal & People Officer at least two business days in advance of the proposed transaction by emailing the Chief Legal & People Officer a “Request for Approval” form. Approval must be in writing and specify the securities involved. Approval for transactions and pledges of the Company’s securities will generally be granted only during a Window Period (described in Section 6.4 below), and the transaction may only be

Securities Dealing Policy

performed during the Window Period in which the approval was granted and in any event within five business days from the date of approval.

6.4 Window Periods

The Company has established four “windows” of time during the fiscal year (“Window Periods”) during which “Request for Approval” forms may be approved for Other Restricted Persons. The transaction may only be completed following confirmation of their approval in accordance with Section 6.3.

Individuals identified in Section 6.5 (including the Paysafe Senior Management Team, the Paysafe Operational Management Team (and others notified via email) are also subject to the Window Periods (“Others Subject to Windows”). Others Subject to Windows may only transact in Paysafe Securities during a Window Period (and provided such person is not currently in possession of Material Non-Public Information).

If you have any questions on whether you are subject to the Window Periods set forth in this Section 6.4, please reach out to the Chief Legal & People Officer.

Each Window Period begins after at least one full trading session on the NYSE has elapsed after the date on which the Company makes a public news release of its material quarterly market update information or annual earnings for the prior fiscal quarter or year. Assuming the NYSE is open each day, the following indicates when Insiders may trade after the Company’s public news release of its quarterly market update or annual earnings fiscal quarter for the prior fiscal quarter or year:

TRADING FOLLOWING AN UPDATE
Timing of Paysafe public release (assuming an announcement on Tuesday)	First Day that Trading would be permitted under this Policy
Before market opens	Wednesday
While market is open	Thursday
After market closes	Thursday

Securities Dealing Policy

That same Window Period closes on the last day of the month of the then current fiscal quarter; provided, however, that the Window Period for non-employee directors will either close on such date or, if later, the date that materials containing Material Non-Public Information with respect to the then current fiscal quarter are distributed in connection with the quarterly Board meeting or the date of distribution of other Material Non-Public Information. After the close of the Window Period, except as set forth in Section 5.0 above, Company Personnel notified that they are subject to Window Periods may not trade in any of the Company’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Chief Legal & People Officer whenever you are in doubt.

6.5 Others subject to Windows - Senior Management Team, Operational Management Team, and certain other individuals

Given their leadership roles within the Company, members of the Paysafe Senior Leadership Team, Operational Leadership Team (and certain other individuals who will be notified by email), family members of any of such persons and trusts, corporations and other entities influenced or controlled by any of such persons may only carry out transactions during a Window Period provided such persons do not have access to Material Non-Public Information. These individuals shall be referred to as Others Subject to Windows.

6.6 Special blackouts

From time to time, the Company may require that directors, officers, selected employees, and/or others be prohibited from trading in the Company’s securities, including during a Window Period, regardless of any other provision of this Policy, because of developments that have not yet been disclosed to the public. If the Company declares a blackout to which you are subject, then a member of the Legal Department will notify you when the blackout begins and when it ends. All those affected shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to others inside or outside the Company that trading has been suspended for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, incident or event, they may be declared for any reason.

Securities Dealing Policy

6.7 Notification of Window Periods

In order to assist you in complying with this Policy, the Company will endeavor to deliver an e-mail (or other communication) notifying all Permanent Restricted Persons, Other Restricted Persons, and Others Subject to Windows when the Window Period has opened and when the Window Period closes. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy. All Insiders, including all Company Personnel, may only transact in Paysafe Securities when they are not in possession of Material Non-Public Information.

6.8 Hardship exemptions

Those subject to the Window Periods or a blackout pursuant to Section 6.6 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Chief Legal & People Officer.

7 10b5-1 Plans/Margin accounts and pledges

7.1 10b5-1 trading plans

Permanent Restricted Persons are generally required to enter into a 10b5-1 trading plan for any transaction in Paysafe Securities, unless granted an exception in writing by the Chief Legal & People Officer. Exceptions are granted infrequently and only in exceptional circumstances.

A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Permanent Restricted Persons, Other Restricted Persons, Others Subject to Window, and any other individuals that have been notified of additional trading restrictions cannot enter into these plans at any time when in possession of Material Non-Public Information or outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Unless such requirement is waived or modified by the Chief Legal & People Officer in their sole discretion, (i) a 10b5-1 trading plan should have a duration of at least six months and no more than two years; (ii) a

Securities Dealing Policy

10b5-1 trading plan should not permit any trades to occur until a cooling off period of at least (a) 90 days or, if later, two business days following the disclosure of the Company’s financial results on Form 20-F or 6-K for Permanent Restricted Persons have elapsed from adoption or modification of such plan or (b) 30 days for Other Restricted Persons, Others Subject to Window and any other individuals that have been notified of additional trading restrictions have elapsed from adoption or modification of such plan; and (iii) you should not trade in the Company’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect.

You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex, and you must fully comply with them. You should consult with your legal advisor before proceeding.

Each Insider must pre-clear with the Chief Legal & People Officer its proposed 10b5-1 trading plan prior to establishing such a plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plans that the Company determines are not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or the NYSE were to investigate your trades.

For Insiders, any modification or termination of a pre-approved 10b5-1 trading plan requires pre-clearance by the Chief Legal & People Officer. In addition, any modification of a pre-approved 10b5-1 trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period. Modifications will be subject to a mandatory cooling off period of (i) at least 90 days or, if later, two business days following the disclosure of the Company’s financial results on Form 20-F or 6-K for Permanent Restricted Persons or (ii) 30 days for Other Restricted Persons, Others Subject to Window and any other

Securities Dealing Policy

individuals that have been notified of additional trading restrictions. Terminations of 10b5-1 trading plans are discouraged at such times that you are aware of Material Non-Public Information and, if you are subject to Window Periods, at any time outside of a Window Period. Unless such requirement is waived or modified by the Chief Legal & People Officer in his sole discretion, if you terminate a 10b5-1 trading plan, you must wait at least 90 days before you trade the Company’s securities. Entering into a new 10b5-1 trading plan will require a new 90 day cooling off period.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.

7.2 Margin accounts and pledges

Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

Therefore, no Company Personnel, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. The Chief Legal & People Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.

Securities Dealing Policy

8 Potential criminal and civil liability and/or disciplinary action

8.1 Individual responsibility

Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods or with pre-clearance should not be considered a “safe harbor.” We remind you that, whether or not during a Window Period and whether or not you have obtained pre-clearance, you may not trade securities on the basis of Material Non-Public Information.

You also should bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that if you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company, then you do so from the perspective of a long-term investor who would like to participate over time in the Company’s or such company’s earnings growth.

8.2 Controlling persons

Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those whom they supervise, understand and comply with the requirements set forth in this Policy.

Securities Dealing Policy

8.3 Potential sanctions

8.3.1 Liability for Insider Trading and Tipping

Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or incarceration for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

8.3.2 Possible disciplinary actions

Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Company Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

8.4 Questions and violations

Anyone with questions concerning this Policy or its application should contact the Chief Legal & People Officer. Any violation or perceived violation should be reported immediately to the Chief Legal & People Officer.

9 Confidentiality

No Company Personnel should disclose any Non-Public Information to non-Company Personnel (including to family members that are non-Company Personnel), except when such disclosure is needed to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information (for example, when such disclosures are authorized as necessary to facilitate negotiations with vendors, suppliers or customers or when such persons are subject to contractual confidentiality restrictions). When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel should disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to

Securities Dealing Policy

believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. See also, Controlling Persons, Section 8.2.

In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Company Personnel should not respond to any such inquiries and should refer all such inquiries to the Company’s SVP Corporate Communications (media), the Head of Investor Relations (investors), or the Chief Legal & People Officer. See also Statement of Policy, Sections 3.4 and 3.5.

10 Legal effect of this policy

The Company’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping, which are highly complex, fact-specific, and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and, in some respects, may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.